Exhibit 14.1

AMPIO PHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted August 14, 2010

Updated December 13, 2019

1.         Introduction

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Ampio Pharmaceuticals, Inc. and its subsidiaries (collectively, “Ampio” or the “Company”). All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 24, Reporting Illegal or Unethical Behavior. The Code should also be provided to and followed by Ampio’s agents and representatives, including consultants.

If you violate the standards in the Code, you may be subject to a varying degree of disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of the Code, contact the Chief Executive Officer, the Chair of the Audit Committee or our outside counsel, Squire Patton Boggs, ATTN:  Leah Brownlee (“Outside Counsel“).

If a law conflicts with a policy in the Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. However, this Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with the Code. We are committed to continuously reviewing and updating our policies and procedures. The Code, therefore, is subject to modification by the Board of Directors of the Company (the “Board”) or a committee thereof.

Nothing in this Code, in any Ampio policies and procedures or in other related communications (verbal or written) creates or implies an employment contract or term of employment or appointment for any person. Unless otherwise covered by an explicit written employment agreement with the Company (executed by authorized Company representatives), your employment with the Company is “at will,” meaning it can be terminated by either you or the Company with or without notice and with or without cause.

2.         Purpose

The Code seeks to deter wrongdoing and to promote:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Full, fair, accurate, timely and understandable disclosure in reports and documents that Ampio files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by Ampio;

Compliance with applicable governmental laws, rules and regulations;

The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and accountability for adherence to the Code.

3.         Compliance With Applicable Laws, Rules and Regulations

Obeying the law is the foundation on which Ampio’s ethical standards are built. You must comply with applicable laws, rules and regulations. It is your responsibility to know enough about applicable laws, rules and regulations to determine when to seek advice from supervisors or other appropriate personnel.

4.         Compliance at Ampio

Ampio’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. Ampio has established a structured compliance system to support legal and ethical actions throughout the Company. Compliance with this policy will be led by the Chief Financial Officer and the Audit Committee, but the responsibility for compliance is shared by all employees. The Chief Financial Officer will be responsible for overseeing the Ampio compliance system, including maintaining current policies, conducting training, auditing, monitoring, testing, communication, investigations and enforcement. The Chief Financial Officer will provide oversight for compliance strategy and keep the Board and the Audit Committee informed of significant compliance issues, risks and trends.

5.         Conflicts of Interest

A “conflict of interest” exists when a person’s private interests interfere or conflict in any way with the interests of Ampio, or impair, or could be perceived to impair a person’s business judgment. Decisions should be made strictly based on Ampio’s best interests, without regard to personal concerns. You should avoid situations that present potential conflicts of interest, either real or perceived, and should not engage in activities that would make it difficult or appear to make it difficult for you to perform your work objectively and effectively. Examples of when a conflict of interest or potential conflict of interest may arise include but are not limited to:

•     When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

•     When a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with Ampio.

•     When an employee works simultaneously for a competitor or, except on our behalf, a customer or supplier. You are not allowed to work for a competitor in any capacity.

•     When a director, officer or employee serves as a member of the board of directors or advisory board of any company that competes with Ampio.

-  2 -

•     When a director, officer or employee invests in a customer, supplier, developer or competitor of Ampio. In deciding whether to make such an investment, you should consider the size and nature of the investment, your ability to influence decisions of Ampio or of the other company, your access to confidential information of Ampio or of the other company and the nature of the relationship between Ampio and the other company.

•     When a director, officer or employee conducts Ampio business with a relative or significant other, or with a business with which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion (including same sex) with an employee, officer or director.

Conflicts of interest should be avoided and all potential conflicts of interest cases must promptly be disclosed fully to the Company. In the case of a conflict of interest involving a director, the Chief Executive Officer or any other executive officer, disclosure must be made to the Chairman of the Audit Committee, or if such conflict of interest involves the Chairman of the Audit Committee, disclosure shall be made to the other independent directors. Following such disclosure, the matter shall be considered by the full Board for approval or in order to determine what, if any, corrective action is required. In the case of a conflict of interest involving a non-executive employee, disclosure must be made to the Chief Executive Officer or the Outside Counsel. Following such disclosure, the matter shall be considered by the Chief Executive Officer or shall be considered pursuant to guidelines approved by the Chief Executive Officer in order to determine what, if any, corrective action is required. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Chief Executive Officer or Outside Counsel. If you become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor or other appropriate personnel or consult the procedures described in Section 24 of this Code.

6.         Public Disclosure of Information

The federal securities laws require Ampio to disclose certain information in various reports that the Company must file with or submit to the SEC. In addition, from time to time, Ampio makes other public communications, such as issuing press releases.

Ampio expects all directors, officers and employees who are involved in the preparation of SEC reports or other public documents to ensure that the information disclosed in those documents is complete, fair, accurate, timely and understandable. To the extent that you have questions or concerns about the information contained in the SEC reports or other public documents or the process by which they are prepared, you should report those concerns to the Chair of Ampio’s Disclosure Committee.

To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report those concerns to the Chair of Ampio’s Audit Committee.

-  3 -

7.         Insider Trading

You are not permitted to use or share confidential information for stock trading purposes or for any other purpose, except the lawful conduct of our business. All non-public information about Ampio should be considered confidential information until it has been adequately disclosed to the public. Also, you may not trade in the securities of other companies about which you learn material, non-public information through the course of your employment with, or service to, Ampio. “Material non-public information” includes information that is not available to the public at large that could affect the market price of Ampio securities or another company’s securities and that a reasonable investor would consider important in deciding whether to buy, sell or hold the securities. To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal, and could result in criminal prosecution, in addition to the termination of your employment. In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy. A copy of this policy has been distributed to every employee and included within the Employee Handbook. If you have any questions regarding the Company’s Insider Trading Policy or as to whether information is material or has been adequately disclosed, please consult Ampio’s Outside Counsel.

8.         Corporate Opportunities

You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the informed prior written consent of the Board. You may not use corporate property or information obtained through your position with Ampio for improper personal gain, and you may not compete with Ampio directly or indirectly while employed with the Company or through the use of Ampio’s corporate information. Furthermore, you owe a duty to Ampio to advance its legitimate interests when such an opportunity arises.

9.         Competition and Fair Dealing

Ampio is committed to outperforming its competition fairly and honestly. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited and will result in termination from employment as well as other actions necessary to remedy your misappropriation, including, if appropriate, reporting to proper authorities. You should respect the rights of and deal fairly with Ampio’s customers, suppliers and competitors and their employees.

10.       Antitrust and Competition Laws

Ampio’s policy is to comply fully with both the letter and spirit of antirust and competition laws. One general concept is that all companies should compete individually rather than enter into agreements with others to restrict competition. In order to avoid creating even the appearance of improper agreements, the Company prohibits:

•     discussions or other contacts with competitors regarding price fixing, stabilization or discrimination;

-  4 -

•     discussions or other contacts with suppliers and customers about issues that could unfairly restrict trade, such as excluding competitors from the marketplace;

•     discussions or other contacts with competitors regarding territories or markets in which competitive products will be sold, allocation of markets or customers or limitations on the sale of products; and

•     discussions or other contacts with others to boycott customers or suppliers.

Another general concept is that companies should not engage in unfair competitive practices. Each employee, officer and director of the Company will deal fairly and honestly with customers, suppliers, partners and competitors. No one will engage in any unfair dealing, which could include, but would not be limited to, the following: misrepresenting (affirmatively or by omission) material facts, abusing privileged or confidential information, obtaining market data and other information from unauthorized sources and making inaccurate or malicious statements about competitors or competitive products.

Many countries have antitrust or competition laws that vary significantly from U.S. laws. Antitrust and competition laws in other countries may regulate, among other things, distribution agreements; patent, copyright and trademark licenses; territorial and other restrictions on resellers and licensees; rebates and discounts to customers; refusals to deal; and licensing and pricing policies generally. All customers within the same competitive market must generally be treated on a fair and equitable basis with respect to prices, terms and trade promotion. Violation of antitrust and competition laws carry stiff financial penalties and sometimes jail sentences. Because the laws are complex, please consult the Outside Counsel before acting if you have any questions.

11.       Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and form sound working relationships, not to gain unfair advantage with Ampio’s business contacts. No gift or entertainment should ever be offered, given or provided to a third-party or accepted by you from a third-party unless it:

•     is not a cash gift (including gift cards or other certificates with cash value),

•     is consistent with customary business practices,

•     is not excessive in value,

•     cannot be construed as a bribe or payoff, and

•     does not violate any laws or regulations.

You should take particular care to avoid accepting any favor or anything of value which could reasonably be interpreted as influencing your judgment in performing your duties for Ampio. Please discuss with your supervisors any gifts or proposed gifts that you are not certain are appropriate for receipt or for giving.

-  5 -

12.       Discrimination and Harassment

The diversity of Ampio’s employees is a tremendous asset. Ampio is firmly committed to providing equal opportunity in all aspects of employment (including without limitation hiring, promotion and termination) and will not tolerate any illegal discrimination, harassment or hostile work environment of any kind. Examples of such behavior include, but are not limited to, derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Please consult the Company’s Employee Handbook for more information on this topic.

13.       Health and Safety

Ampio strives to provide its employees with a safe and healthy work environment. You are responsible for helping to maintain a safe and healthy workplace for all employees by following safety and health rules and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The abuse of alcohol or illegal drugs in the workplace will not be tolerated and constitutes a violation of Company policy.

14.       Regulatory Requirements

Ampio follows all applicable laws and regulations governing the manufacturing and distribution of drugs, devices and biological products. In particular, we observe all legal requirements applicable to the Company including, but not limited to those of the U.S. Food and Drug Administration and the U.S. Department of Health and Human Services Office of Inspector General, and we expect every employee to do likewise at all times. These requirements affect employees who work inside and outside the U.S. alike, as many U.S. regulatory requirements apply outside of national boundaries and international regulatory requirements may also apply to us from time to time. While there are many regulations to consider, regulation of advertising and promotion directly affects our everyday communications. Therefore, all employees are obligated to understand the basic rules with respect to labeling, promotion, off-label use, pharmaceutical samples and adverse event reporting. As a pharmaceutical company, Ampio is also subject to many healthcare rules and regulations designed to protect the public. As an Ampio employee, you must comply with the laws and regulations relating to the conduct of business in the pharmaceutical industry that address:

•     fraud and abuse in federal healthcare programs (Medicare and Medicaid);

•     improper influence of financial incentives on medical judgment;

•     the Pharmaceutical Research and Manufacturers of America voluntary Code on Interactions with Healthcare Professionals (“PhRMA Code”); and

•     protect patients and improve the quality of health care services.

-  6 -

15.       Patient Privacy

During the course of business activities, we may have the opportunity to view a person’s medical records, or learn the identity of a patient/study subject or other personal medical information. This information is entrusted to us with the understanding that it will be kept confidential. Employees must guard the confidentiality of all medical information in our possession at all times. Confidentiality applies 24 hours a day, 365 days a year, both inside and outside the workplace. The disclosure of confidential medical information is strictly prohibited by law in most countries. Please contact the Chief Executive Officer or Outside Counsel if you suspect that any confidential personal information has been improperly disclosed.

16.       Record-Keeping

Ampio requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law. For example, employees who must report their hours worked should only report the true and actual number of hours worked (whether for purposes of individual pay, for purposes of reporting such information to customers or any other reason). Ampio also requires each director and employee to disclose any transaction or arrangement among such individual or any family member or affiliated entity of such individual, on the one hand, and any other director, employee or any family member or affiliated entity of such other individual, on the other hand, that in any way relates to or arises out of such individual’s professional or working relationship with Ampio.

Many employees regularly use business expense accounts, which must be documented and recorded accurately in accordance with the Company’s policies. If you are not sure whether you may seek reimbursement for a certain expense, ask your supervisor or the Chief Financial Officer.

All of Ampio’s books, records, accounts and financial statements must be maintained in reasonable detail, appropriately reflect Ampio’s transactions and conform both to applicable legal requirements and to Ampio’s system of internal controls.

Business records and communications (including internal or external e-mails) very often become public, and you should avoid exaggeration, derogatory or disrespectful remarks, guesswork or inappropriate characterizations of people and companies. This policy applies equally to e-mail, internal memos and formal reports. You should always remember that writings or images on your computer screen, screen savers and pictures or videos you retain or view on your computer screen must comply with the Company’s policies including, without limitation, anti-harassment and anti-discrimination.

Records should always be retained or destroyed according to Ampio’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, you must not delete or alter any e-mail that is directly or indirectly related to the subject of the litigation or investigation, or otherwise take any action that could be construed as an effort to obstruct the litigation or investigation. A director or employee who is found to have violated this policy could be subject to termination from employment and criminal penalties, among other things.

-  7 -

17.       Document Retention

Ampio has records retention and disposal procedures to ensure that Company records are maintained, stored and, when appropriate, destroyed in accordance with Ampio needs and in compliance with applicable legal, regulatory, environmental, tax, employment and trade requirements. You are expected to be familiar with the specific requirements applicable to your position. Regular document destruction must stop immediately if you are aware of a legal request for such documents or if Ampio’s finance department has issued a document hold notice. If an employee is unsure whether a document has been placed under a legal hold, such employee should preserve and protect that document while the Chief Financial Officer is contacted.

18.       Confidentiality and Proprietary Information

You must maintain the confidentiality of all trade secret, confidential and other proprietary information (“Confidential Information”) entrusted to you by Ampio, except when disclosure is authorized by Ampio’s established written policies, its Chief Executive Officer or is required by laws or regulations. Confidential Information includes all non-public information that might be of use to competitors, or harmful to Ampio, if disclosed, and information that suppliers and other business partners have entrusted to us. Non-exhaustive examples include intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business or marketing plans, scientific and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. The obligation to preserve Confidential Information continues even after employment ends. In connection with this obligation, every employee is required to execute a Confidentiality and Proprietary Information Agreement when he or she begins his or her employment with Ampio. Please contact the Chief Financial Officer if you need a copy of your signed Confidentiality and Proprietary Information Agreement or if you do not recall signing such an agreement at your hiring.

19.       Protection and Proper Use of Ampio Assets

You should endeavor to protect Ampio’s assets and ensure their efficient use. Any suspected incident of fraud or theft should immediately be reported for investigation. Ampio’s assets should not be used for non-Ampio business, though limited incidental personal use of equipment is permitted. Your obligation to protect Ampio’s assets includes protecting its Confidential Information. Unauthorized use or distribution of such information would violate Ampio policy and could also be illegal and result in civil or even criminal penalties.

20.       Bribery and Corruption

Most countries have laws that forbid the making, offering or promise of any payment or anything of value (directly or indirectly) to a government official, particularly when the payment is intended to influence an official act or decision to award or retain business. Most commonly these rules apply to our interactions with the FDA and similar government agencies that approve and regulate our products. In addition, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. As Ampio is a U.S. company, the FCPA applies to anyone who conducts business on behalf of Ampio, regardless of their nationality or where in

-  8 -

the world they are conducting business. We may also retain the services of scientists and doctors, many of whom are employees of public hospitals, universities and other institutions who are considered government officials. Accordingly, no payment of money, gifts, services, entertainment or anything of value is to be offered or made available in any amount, directly or indirectly to any federal, state, local or foreign government official or employee, candidate for public office or political party. Payments and benefits made to governmental entities themselves are not prohibited, unless such payments are used as a subterfuge for bribery.

Ampio also prohibits “commercial bribery” that refers to the furnishing of something of value to an intermediary without his or her supervisor’s knowledge, with the intent to influence a third party’s commercial conduct. Accordingly, the Company prohibits any employee, consultant, intermediary or other agent acting on such individual’s behalf or on behalf of the Company from directly or indirectly engaging in commercial bribery.

The promise, offer or delivery of a gift, favor or other gratuity in violation of these rules may not only violate Ampio policy, but could also be a criminal offense. Ampio’s Outside Counsel can provide guidance to you in this area.

21.       Trade Issues

In a global marketplace, our contact with various parties around the world increases daily. The U.S. and other countries where Ampio products may be researched, the subject of clinical trials, manufactured or sold have laws that restrict or prohibit doing business with certain countries and parties. Likewise, while most countries regulate international trade (imports and exports generally), many countries also restrict or prohibit transactions involving certain products and technology. The U.S. also has laws that regulate how companies must respond to boycotts enforced by one set of countries against another. Employees responsible for shipping or receiving goods, technology or services must be familiar with relevant import, export, anti-boycott and other trade laws and how they apply, and adhere to those laws and all related Ampio compliance policies and procedures. For example, U.S. anti-boycott laws generally prohibit Ampio from furnishing any information to any Arab League countries, or companies in those countries, relating to our dealings or lack of any dealings with Israel. Employees must be alert to requests for any such information, as they are common in documents such as letters of credit and shipping documents. Not only is furnishing the information illegal, but U.S. law requires the Company to report any request for such information. Please report any such requests to the Outside Counsel.

22.       Government Requests for Information

Ampio will cooperate fully with any government investigation. From time to time, government regulators may contact employees directly in the course of an investigation. You are free to decide on your own whether you wish to speak with a government investigator, and although we request that you inform the Outside Counsel if one contacts you, you are not required to do so. Whether you speak to an investigator directly without informing the Outside Counsel, or choose to inform the Outside Counsel of contact from a government agency, any information you convey to the agency must be truthful and accurate. No Ampio employee will be retaliated against for conveying truthful and accurate information to a government agency or for responding in good faith to an inquiry from a government agency with or without informing the Outside Counsel. Ampio urges

-  9 -

you, before sharing any Company information with a person who represents himself or herself to be affiliated with a government agency, to ensure and confirm that the person in fact holds an official government capacity.

23.       Waivers of the Code

Waivers of the Code may only be granted by Ampio’s Chief Executive Officer; provided, however, that any waiver of the Code for executive officers or directors may be granted only by the Board of Directors or the Audit Committee of the Board. Any such waiver of the Code for executive officers or directors, and the reasons for such waiver, will be disclosed in Ampio’s public filings, as required by law or securities exchange regulations.

24.       Reporting Illegal or Unethical Behavior and Non-Retaliation

You are required to talk to supervisors or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. Any employee who suspects a violation of this Code, any law or regulation, should bring the matter to the attention of the Chair of the Audit Committee or the Outside Counsel as soon as possible. After receiving a report of an alleged prohibited action, the Audit Committee or Outside Counsel must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

It is the policy of Ampio not to allow retaliation for reports of misconduct by others made in good faith by employees. You are required by Company policy to cooperate in internal investigations of misconduct and will not be subject to any form of retaliation for your participation in the same.

You may, on an anonymous basis, submit a good-faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind by contacting the Chair of the Audit Committee. Contact information is set forth in the Employee Handbook, on the Company’s web site and in the Company’s proxy statements filed with the SEC. You may also report, on an anonymous basis, any violations of this Code, or any law or regulation, through the Company’s whistleblower hotline (www.intouchwebsite.com/Ampio) (the “Whistleblower Hotline”).

25.       Enforcement

Ampio will ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by any non-executive employee, the Chief Executive Officer or Outside General Counsel determines that a violation of this Code has occurred, the Chief Executive Officer will take such preventative or disciplinary action, as he/she deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

If, after investigating a report of an alleged prohibited action by any executive employee or director the Audit Committee or Outside General Counsel,  determines that a violation of this Code has occurred, the Audit Committee or Outside General Counsel will report such determination to the

-  10 -

Board of Directors. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action, as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

26.       Review of Code

The Board of Directors, the Nominating and Governance Committee and/or the Audit Committee shall at least annually review and reassess this Code and submit any recommended changes to the Board for its consideration.

27.       Upholding the Standards - Our Commitment and Yours

We must all work to ensure prompt and consistent action against violations of the Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•     Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•     Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? These questions will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•     Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•     Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. It is your supervisor’s responsibility to help solve problems.

•     Seek help from Ampio resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or if you do not feel comfortable approaching your supervisor with your question, discuss it with the Chief Executive Officer,  the Chair of the Audit Committee or with the Outside Counsel.

Once again, you may report legal or ethical violations on a confidential or anonymous basis and without fear of retaliation to the email address of any of these persons or to the Whistleblower Hotline. If your situation requires that your identity be kept secret, your anonymity will be protected to the greatest extent possible. In this regard, Ampio encourages you to draft and send such an emailed report using a non-Company computer, to assist in the protection of your anonymity, or by using the Whistleblower Hotline. Ampio does not permit retaliation of any kind against employees for good-faith reports of ethical violations and you should never feel pressured to violate a law or policy.

-  11 -

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance.

-  12 -

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

I, _______________________, acknowledge that I have received and read a copy of Ampio Pharmaceutical, Inc.’s Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Executive Officer, the Chair of the Nominating and Governance Committee, the Chair of the Audit Committee or Outside Counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]

-  13 -